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                                                                   Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 8 to the Form S-3 Registration Statement of Sun Life Insurance and Annuity Company of New York (File No. 33-58482) of our report dated February 7, 2001 appearing in the Annual Report on Form 10-K of Sun Life Insurance and Annuity Company of New York for the year ended December 31, 2000.

We also consent to the references to us under the headings "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Unit Values" in the Prospectus for the Regata NY Fixed and Variable Annuity, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 6, 2001